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                      November 2, 2020

       Ryan D. Campbell
       Chief Financial Officer
       Deere & Company
       One John Deere Place
       Moline, Illinois 61265

                                                        Re: Deere & Company
                                                            Form 10-Q for the
Quarterly Period Ended August 2, 2020
                                                            Filed August 27,
2020
                                                            File No. 001-04121

       Dear Mr. Campbell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology